Exhibit 99

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com

Contact:
News	Jeremy Neuhart
PPG Corporate Communications
412-434-3046
neuhart@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG reports strong second quarter 2010 financial results

•	Second quarter earnings benefit from year-over-year demand improvement in many businesses

•	Overall volumes up 10 percent

•	Strong industrial demand in all regions offsets weak construction activity in North America, Europe

•	Lower cost structure continues to drive strong profitability

PITTSBURGH, July 15, 2010 – PPG Industries (NYSE:PPG) today reported sales for the second quarter of $3.5 billion, an increase of 11 percent versus the prior year’s second quarter. Second quarter reported net income was $272 million, or $1.63 per share. Second quarter 2009 sales were $3.1 billion and reported net income was $146 million, or 89 cents per share.

“PPG’s strong results this quarter benefited largely from a 10 percent increase in volumes,” said Charles E. Bunch, PPG chairman and chief executive officer. “The breadth of geographies and end-use markets that we serve is enabling us to leverage continuing positive momentum in global industrial demand. The performance of our portfolio is being elevated by this higher industrial activity and strong demand across the Asia/Pacific and Latin America regions. This is more than offsetting weak construction markets in North America and Europe,” he said.

“Our earnings this quarter were aided by an improved sales mix from some of our top-performing businesses, such as aerospace, auto refinish and our Optical and Specialty Materials segment,” Bunch said. He added that Commodity Chemicals segment earnings have rebounded significantly versus the first quarter and that the company’s Glass segment benefited from substantially improved performance in the fiber glass business.

“Our financial performance this quarter, despite demand levels that are more than 10 percent below 2008 pre-recession levels, clearly demonstrates that our global portfolio and our efforts to restructure our businesses to reduce structural costs have positioned PPG to capitalize on what we anticipate to be a continued, gradual, global economic recovery,” Bunch said. “We are beginning to utilize our strong balance sheet to accelerate growth, and in fact are in the process of reviewing several potential small to mid-size acquisitions.” He also stated that PPG had repurchased 1.6 million shares of stock during the quarter and that the company has more than 4.5 million shares remaining under its existing share repurchase authorizations.

Net income for the second quarter includes aftertax charges of 1 cent per share in 2010 and 2 cents per share in 2009 to reflect the net increase in the current value of the company’s obligation under its proposed asbestos settlement, which is pending court proceedings.

The company’s 2010 tax rate was lowered in the second quarter to 28 percent based on the geographic mix of projected full year results. When compared with the company’s previously estimated 2010 tax rate of 30 percent, the lower rate added 7 cents to second quarter earnings per share, including 2 cents based on the catch-up of reducing the rate for the first three months of 2010.

Performance Coatings segment sales in the second quarter 2010 increased $45 million, or 4 percent, versus last year’s second quarter as a result of higher selling prices and favorable currency conversion. Volumes were flat, with modest declines in the North American architectural coatings business offset by solid growth in automotive refinish and aerospace, two of PPG’s top-performing businesses, along with continued growth in the Asia/Pacific region. Segment earnings grew $32 million, or 20 percent, to a new quarterly record of $190 million as a result of the improved business mix, higher selling prices and lower costs, which were partially countered by higher raw material costs.

Industrial Coatings segment sales for the quarter rose $198 million, or 27 percent, due to substantial volume growth of more than 25 percent, including higher year-over-year volumes in all businesses and in all regions. Segment earnings for the quarter were $112 million, an increase of $84 million from the prior year’s second quarter. This was the result of increased volumes and reduced costs from restructuring and cost initiatives. This segment also experienced raw material inflation.

Sales for the Architectural Coatings – Europe, Middle East and Africa (EMEA) segment decreased $27 million, or 5 percent, due primarily to mid-single-digit percentage volume declines. The negative impact of currency conversion was offset by pricing gains and the impact of several small acquisitions. Segment earnings declined $5 million to $50 million, with about one-half of the decline associated with currency conversion.

Optical and Specialty Materials segment sales for the quarter increased $46 million, or 18 percent, as a result of double-digit percentage volume growth in both businesses. Segment earnings improved $25 million to $86 million, establishing a quarterly record as a result of the higher sales volumes and a lower cost structure, countered slightly by increased advertising costs to support the sales growth.

Commodity Chemicals segment sales for the quarter increased $41 million, or 13 percent, due to increased volumes that were slightly offset by lower year-over-year selling prices. Segment earnings increased $11 million due to the improved volumes and lower manufacturing costs, partially offset by lower prices. Results improved significantly over the first quarter 2010, with earnings up $50 million during the quarter on higher volumes, improving pricing and lower natural gas costs.

Glass segment sales increased $40 million, or 19 percent, compared with the prior year as a result of improved fiber glass volumes. Segment income was $16 million, an improvement of $23 million due to higher volumes, lower manufacturing costs and higher equity earnings and royalty income.

About PPG

PPG Industries’ vision is to continue to be the world’s leading coatings and specialty products company. Founded in 1883, the company serves customers in industrial, transportation, consumer products, and construction markets and aftermarkets. With headquarters in

Pittsburgh, PPG operates in more than 60 countries around the globe. Sales in 2009 were $12.2 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.

Additional Information

PPG will hold a conference call to review its second quarter financial performance today, Thursday, July 15, at 2 p.m. ET. The company will provide commentary and host questions and answers. The dial-in numbers are: in the United States, 888-396-2298; international, 617-847-8708; passcode 47079634. The conference call also will be available in listen-only mode via Internet broadcast from PPG’s Investor Center at ppg.com (Windows Media Player). A telephone replay will be available today, Thursday, July 15, beginning at approximately 5 p.m. ET, through Thursday, July 29, at 5 p.m. ET. The dial-in numbers for the replay are: in the United States, 888-286-8010; international, 617-801-6888; passcode 14919204. A Web replay also will be available on PPG’s Investor Center at ppg.com, beginning at approximately 4:30 p.m. ET, today, Thursday, July 15, 2010, through Friday, July 15, 2011.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission (SEC). Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, the ability to penetrate existing, developing or emerging foreign and domestic markets, and economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

Forward-looking statements speak only as of the date of their initial issuance, and PPG does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Regulation G Reconciliation

PPG Industries believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of net income and earnings per common share (attributable to PPG) adjusted for nonrecurring charges. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per common share (attributable to PPG) adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for net income or earnings per common share (attributable to PPG) or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income and earnings per share may not be comparable to similarly titled measures as reported by other companies. The following is a reconciliation of reported and adjusted net income and earnings per share for the second quarters of 2010 and 2009:

Regulation G Reconciliation – Results From Operations

($ in millions, except per-share amounts)

Second Quarter – 2010	$	EPS
Net Income (Attributable to PPG) as Reported	$272	$1.63
Net Charge for Asbestos Settlement	2	0.01

Adjusted Net Income	$274	$1.64

Second Quarter – 2009	$	EPS
Net Income (Attributable to PPG) as Reported	$146	$0.89
Net Charge for Asbestos Settlement	2	0.02

Adjusted Net Income	$148	$0.91

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended June 30		6 Months Ended June 30
	2010	2009	2010	2009
Net sales	$3,458	$3,115	$6,584	$5,898
Cost of sales, exclusive of depreciation and amortization	2,076	1,898	4,020	3,616
Selling, R&D and admin expenses	842	828	1,665	1,638
Depreciation	85	88	174	176
Amortization	30	31	62	61
Interest expense	46	49	91	97
Asbestos settlement - net	3	3	6	7
Business restructuring	—	—	—	186
Other (earnings)/charges - net (Note A)	(36)	(35)	(52)	(25)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	412	253	618	142
Income tax expense (Note B)	111	84	258	64

Net income attributable to the controlling and noncontrolling interests	301	169	360	78
Less: Net income attributable to noncontrolling interests	(29)	(23)	(58)	(43)

NET INCOME (ATTRIBUTABLE TO PPG)	272	146	302	35

Earnings per common share (attributable to PPG)	$1.64	$0.89	$1.82	$0.21

Earnings per common share (attributable to PPG) - assuming dilution	$1.63	$0.89	$1.81	$0.21

Average shares outstanding	165.4	163.8	165.6	163.9

Average shares outstanding - assuming dilution	166.6	164.4	166.8	164.5

Note A:

The amount for six months ended June 30, 2010, includes higher equity earnings of $29 million due to improved business conditions compared with the first six months of 2009.

Note B:

Income tax expense for the six months ended June 30, 2010 includes expense of $85 million resulting from the reduction of our previously provided deferred tax asset related to our liability for retiree medical costs. The deferred tax asset was reduced due to tax law changes included in health care legislation enacted by Congress in March 2010, that included a provision to reduce the amount of retiree medical costs that will be deductible after Dec. 31, 2012. The remaining tax expense for the six months ended June 30, 2010, of $173 million represents an effective tax rate on pretax earnings of approximately 28 percent. The effective tax rate on pretax earnings for the six months ended June 30, 2009, was 45 percent, consisting of a tax benefit of 24 percent on the charge for business restructuring and tax expense of 33 percent on remaining pretax earnings.

BALANCE SHEET HIGHLIGHTS (unaudited)

	June 30 2010	June 30 2009
($ in millions)
Current assets:
Cash and cash equivalents	$784	$1,052
Receivables - net	2,781	2,847
Inventories	1,541	1,672
Other	780	851

Total current assets	$5,886	$6,422

Current liabilities:
Short-term debt and current portion of long-term debt	$59	$896
Asbestos settlement	545	514
Accounts payable and accrued liabilities	2,769	2,692

Total current liabilities	$3,373	$4,102

Long-term debt	$3,017	$3,306

PPG OPERATING METRICS (unaudited)

	June 30 2010	June 30 2009	Dec. 31 2009
($ in millions)
Operating Working Capital (a)
Amount	$2,802	$3,285	$2,672
As a percent of quarter sales, annualized	20.3%	26.4%	21.4%

(a)	Operating working capital includes (1) receivables from customers, net of the allowance for doubtful accounts plus (2) inventories on a FIFO basis less (3) the trade creditor’s liability.

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended June 30		6 Months Ended June 30
	2010	2009	2010	2009
	(millions)
Net sales
Performance Coatings	$1,111	$1,066	$2,076	$1,994
Industrial Coatings	939	741	1,832	1,385
Architectural Coatings - EMEA	500	527	936	936
Optical and Specialty Materials	301	255	585	500
Commodity Chemicals	360	319	688	680
Glass	247	207	467	403

TOTAL	$3,458	$3,115	$6,584	$5,898

Segment income
Performance Coatings	$190	$158	$317	$247
Industrial Coatings	112	28	213	12
Architectural Coatings - EMEA	50	55	61	58
Optical and Specialty Materials	86	61	168	121
Commodity Chemicals	53	42	56	125
Glass	16	(7)	13	(34)

TOTAL	507	337	828	529
Legacy items (Note A)	(6)	(12)	(24)	(37)
Business restructuring (Note B)	—	—	—	(186)
Asbestos settlement - net	(3)	(3)	(6)	(7)
Interest expense, net of interest income	(38)	(42)	(75)	(84)
Unallocated stock-based compensation (Note C)	(9)	(6)	(23)	(13)
Other unallocated corporate expense	(39)	(21)	(82)	(60)

INCOME BEFORE INCOME TAXES	$412	$253	$618	$142

Note A:

Legacy items include current costs related to former operations of the company including pension and other postretirement benefit costs, certain environmental remediation costs, and certain charges which are considered to be unusual or non-recurring. Legacy items also include equity earnings/(losses) from PPG’s approximate 40-percent investment in Pittsburgh Glass Works (the former automotive glass and services business).

Note B:

For the six months ended June 30, 2009, business restructuring includes charges of $41 million for the Performance Coatings segment, $93 million for the Industrial Coatings segment, $13 million for the Architectural Coatings - EMEA segment, $12 million for the Optical and Specialty Materials segment, $6 million for the Commodity Chemicals segment, $13 million for the Glass segment, and $8 million for corporate. These costs were considered to be unusual and non-recurring and did not reduce the segment earnings used to evaluate the performance of the operating segments.

Note C:

Unallocated stock-based compensation includes the cost of stock options, restricted stock units and contingent share grants that are not allocated to the operating segments.